UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

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On Tuesday, June 28, 2016, at 9:00 a.m. Eastern Daylight Time, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 17, 2016. A script of the call follows:

Hello and good morning. This is David Gladstone, Chairman.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Investment Corporation, common stock NASDAQ trading symbol (GAIN) and preferred stock trading on NASDAQ under the trading symbols (GAINP), for our 7.125% Series A Term Preferred Stock, (GAINO), for our 6.75% Series B Term Preferred Stock, and (GAINN) for our 6.5% Series C Term Preferred Stock.

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at our McLean, Virginia headquarters and say hello. You will see some of the finest people in the business.

We also invite you all to come to the shareholders meeting on August 4, 2016 at 11 a.m. at our headquarters, located at 1521 Westbranch Drive, Suite 100, in McLean, Virginia.

If you are not coming, or even if you are, please vote your shares ahead of time using your proxy so that we get the votes in.

There are 4 ways you can vote:

•	By mailing in your proxy card.

•	By calling 1-800-690-6903 (however, if you call, you need your proxy card with the proxy control number to give to the operator).

•	By going to www.proxyvote.com and voting on-line (you will also be asked to provide the proxy control number on your proxy card).

•	You can also call your brokerage firm and they will help you get your vote in.

Regulations only allow your brokerage firm to vote your shares for you on routine matters – incidentally, none of the matters to be voted upon at this meeting are routine. Thus, your broker may not vote any of your shares for you. As a result, the cost to the Company to round up the votes by calling and asking shareholders to vote their shares to ensure a quorum is now a major expense. And that takes away dollars that could otherwise be paid in distributions to shareholders.

Before I begin I need to read a statement about forward-looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company. These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable. There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk factors” in all of our Form 10-K fillings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneInvestment.com and the SEC’s web site at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Again, thank you all for calling in.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30th, during the first couple days of August, so I will not be able to answer questions about the 10-Q we are planning to file for that quarter on this call. Look for that press release, or better yet, go to our website and sign up for email notification of events at the Company so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

I am happy to report that we remain focused on our goal of finding quality businesses with excellent management teams in which to invest. For the fiscal year ended March 31, 2016, our team accomplished the following:

•	Invested an aggregate of approximately $76 million in three new deals and existing deals;

•	Exited three investments resulting in over $17 million in realized capital gains; and

•	Paid $.0625 per month for a total of $.75 for the year in common stock distributions.

After our fiscal year ended:

•	We sold our investment in Acme in April, which had a cost basis and fair value of $23.7 million and $44.9 million, respectively, as of March 31, 2016. In connection with the sale, we received net cash proceeds of $44.6 million, including the repayment of our debt investment of $14.5 million at par; and

•	We invested $25.5 million in The Mountain, Inc. in May through a combination of secured second lien debt and preferred equity. The Mountain, headquartered in Keene, New Hampshire, is a designer and manufacturer of premium quality, bold artwear apparel serving a diverse global customer base.

I can also tell you that we will have our board meeting in the first half of July and I expect our board to declare our monthly distributions as we have done before.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1. First, we are asking you to re-elect three directors. The election of directors is something that we do every year, but I can tell you more information about the nominees at this meeting. Paul Adelgren and John Outland have been on our board since 2005 and they are up for re-election by the stockholders. I am also up for re-election this year.

2. Second, we are asking shareholders to approve a proposal to authorize our fund (with the subsequent approval of our board of directors) to sell shares of our common stock at a price below the then current net asset value per share. Many Business Development Companies, or BDCs, ask shareholders to do this because almost all the BDCs stock prices are trading at or below net asset value per share.

As you all know, our fund pays out approximately 98% of our income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity or debt. We are limited by law to having less than our equity in the amount of debt, including preferred stock, (in other words, a 1:1 debt to equity ratio) so none of the companies like ours are highly leveraged. And that is a good thing.

To grow the assets and earnings of our fund, we will need to raise equity in the future.

We need your vote to put in place the ability to sell shares at below net asset value in order not to do a rights offering. Otherwise, with the stock price so low it is not possible in the current environment except by doing a rights offering. And rights offerings are very expensive because the short sellers come in and knock down the stock. We had that happen to us in 2008, so we do not want to do that except in an emergency.

Doing overnight offerings works well and does not let the short seller come in and push down the stock price. But to do an overnight offering we need your approval to sell at below net asset value (of course, if our board subsequently approves such an offering in the future). Net asset value per share at March 31, 2016 was $9.22, versus the closing stock price yesterday of $7.01, so we are at approximately 76% of net asset value as of yesterday.

We asked you to do this each of the last eight years and you gave us that ability.

We have only used this ability twice, once in October 2012 and once in Mach 2015, in each case we saw a compelling reason to raise equity and conducted an overnight offering of common stock at a public offering price below the net asset value per share. Those equity offerings have allowed us to grow the portfolio by making new investments, generate additional income through new investments, provide us additional equity capital to help ensure continued compliance with regulatory tests and allow us to increase our debt capital, like we did in September 2014 with the 75% increased commitment on our line of credit due to the addition of four new lenders, while still complying with our applicable debt to equity ratios.

We need to have this proposal passed so we have an alternative to a rights offering. Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a distribution to stockholders and not spend it on efforts like this.

We invite you all to come to the shareholders meeting on August 4, 2016 at 11 a.m. at the Gladstone Investment Corporation headquarters at 1521 Westbranch Drive, Suite 100, McLean, Virginia, 22102. We would like to see you all and talk about the Company at that meeting. If you are not coming or even if you are, please vote your shares of stock so that we can move forward with our investing strategies and growing the business. You can vote any of the 4 ways we discussed earlier: by mailing in your proxy, by calling your broker, by calling 800-690-6903, but you have to have your proxy card with the proxy control number to vote by phone and by going to www.proxyvote.com, again with your proxy card and proxy control number.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the Company.